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                   [CommerceFirst Bancorp, Inc. logo omitted]

                                  PRESS RELEASE
                             FOR IMMEDIATE RELEASE:


Contact:   Richard J. Morgan
           President and Chief Executive Officer
           (410) 280-6695

              COMMERCEFIRST BANCORP ANNOUNCES CLOSING OF OFFERINGS

         Annapolis, Maryland, February 28, 2005 -CommerceFirst Bancorp, Inc. ("CMFB") announced the closing, on February 28, 2005, of the sale by the Company of an aggregate of 981,333 shares of its common stock at $10.50 per share. Of the total shares, 175,000 were sold in a rights offering to shareholders of record on December 9, 2004 on the basis of one additional share of common stock for each 4.69 shares held on the record date, and 806,333 shares were sold in a best efforts underwritten offering conducted by McKinnon & Company, Inc. The Company received net proceeds from the offerings of approximately $9.74 million, after underwriting discounts and commissions, financial advisory fees and estimated expenses.

         Commencing March 1, 2005, the Company's common stock will be listed for trading on the Nasdaq SmallCap Market under the symbol "CMFB".

         This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.


    Forward Looking Statements. This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations and estimates as to prospective events and circumstances that may or may not be in the Company's control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially. These risks and uncertainties include, but are not limited to, the risks related to the Company's ability to complete the underwritten public offering registration.